Exhibit 10.1

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

ADVANTAGE AUTOPLEX, INC. and TAB ENTERPRISES, INC. (as Sellers)

and

ADVANCED CELLULAR TECHNOLOGY, INC. d/b/a AUTO UNDERWRITERS OF AMERICA, INC. (as Buyer)

DATED AS OF MARCH 10, 2004

ASSET PURCHASE AGREEMENT

            THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of this 10th day of March, 2004 and is entered into by and among Advantage AutoPlex, Inc., a Texas corporation, and TAB Enterprises, Inc., a Texas corporation (jointly and severally "Advantage or Sellers), and Advanced Cellular Technology, Inc., d/b/a Auto Underwriters of American, Inc., a California corporation ("Buyer").

RECITALS

            Sellers own and operate a business (the “Premises”) located at 7115 Airport Blvd., Houston, Texas, at which Sellers are in the business of selling and financing used automobiles to the general public.

            Sellers desire to transfer, convey and assign to Buyer, all assets, properties and rights constituting the Business, and Buyer desires to purchase and acquire the same, upon the terms and subject to the conditions set forth herein.

            NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements hereinafter set forth, the parties hereto hereby agree as follows:

1.         TRANSFER OF PURCHASED ASSETS AND RELATED MATTERS

            1.1.      Transfer of Assets.  On the terms and subject to the conditions of this Agreement, on the Closing Date (as hereafter defined) Sellers shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase and acquire from Sellers, the following assets, properties and rights of Sellers relating to the Business and the Premises (except the Retained Assets, as hereinafter defined):

a. all assets that constitute the Business including, but not limited to, the assets listed or described on Schedule 1.1(a) attached hereto;

            b.     all right, title and interest of Sellers in, to and under all existing contracts and contract rights associated with the Business carried out at the Premises that are listed or described on Schedule 1.1(b) attached  hereto (collectively, the “Contracts”);

c. all customer lists and related customer data bases owned by or licensed to Sellers, such items being listed or described on Schedule 1.1(c) attached hereto (collectively, the “Customer Lists”);

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            d.     all business records (including financial books and records and employment records for current employee) and telephone numbers owned by Sellers (excluding tax returns) (collectively, the “Business Records”);

            e.     all leases and agreements to which Sellers are a party with respect to machinery, equipment, vehicles, and other tangible personal property used in connection with the Business conducted at the Premises that are listed or described on Schedule 1.1(e) attached hereto (collectively, the “Equipment Leases”), and all claims and rights arising under or pursuant to the Equipment Leases;

            f.     to the extent their transfer is permitted by law, all licenses, permits, approvals, authorizations, license applications, license amendment applications and product registrations from or with any Governmental Authority that are described on Schedule 1.1(f) attached hereto (collectively, the “Governmental Permits”).  In this Agreement, “Governmental Authority” means any administrative agency, commission, court, or other governmental agency or instrumentality, domestic or foreign, or any arbitration, of competent jurisdiction; and

            g.     all of Sellers' software, patents, copyrights, trademarks, trade secrets, trade names, know-how, service marks, logos, covenants by others not to compete, rights, privileges and any registrations or applications of the foregoing and any right to recovery for infringement thereof, together with all other intellectual property and intangible assets;

h. the name “Advantage Autoplex” and all other names used in connection with the Business and all derivatives of any of same, including the goodwill associated therewith;

            i.     all insurance proceeds and insurance claims of Sellers relating to all or any part of the Assets and the benefit of and the right to enforce the covenants and warranties that Sellers are entitled to enforce with respect to the Assets (or any subpart thereof) against Sellers' vendors, suppliers or other predecessors in title to the Assets;

j. all bank accounts, reserves and accounts receivable, all prepaid accounts and deposits on contracts or services to be performed; and

            k.     all other and additional privileges, rights, interests, properties and assets of Sellers of every kind and description, that are used or intended for use in connection with the Business as presently being conducted, including furniture, fixtures and equipment.

For convenience of reference, the assets, properties and rights of Sellers to be transferred, conveyed and assigned to Buyer are collectively referred to herein as the “Purchased Assets.”

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            1.2.      Excluded Assets.  The assets related to the Business which are being retained by Sellers and are not being assigned, transferred or sold to Buyer are specifically listed and described in Schedule 1.2 attached hereto (collectively, the “Retained Assets”):

            1.3.      Instruments of Conveyance and Transfer.  Subject to the terms of this Agreement, on the Closing Date, Sellers shall deliver to Buyer the bills of sale (the form of which is attached hereto as Exhibit "A") and assignment documents referred to in this Agreement and such other bills of sale, endorsements, assignments and other good and sufficient instruments of transfer, conveyance and assignment (collectively, the “Transfer Instruments”) as Buyer shall deem necessary to transfer, convey and assign the Purchased Assets to Buyer. Simultaneously therewith, Sellers shall take all steps as may be reasonably necessary to place Buyer in possession and control of the Purchased Assets.

            1.4.      Further Assurances and Cooperation.

            a.     Sellers shall, from time to time after the Closing, upon reasonable request of Buyer, execute, acknowledge and deliver, and cause to be executed, acknowledged or delivered, all such further transfers, conveyances or assignments as may be reasonably required to transfer, assign, convey, grant and confirm to Buyer the Purchased Assets.

            b.     Buyer and Sellers each agree to promptly deliver to the other the original of any mail or other communication received by such party after the Closing Date pertaining to the Business, the Purchased Assets, the Assumed Obligations (as hereinafter defined), the Excluded Obligations (as hereinafter defined) or the Retained Assets, which should properly be the property or responsibility of the other.  Buyer and Sellers each further agree from and after the Closing Date to promptly deliver to the other any monies, checks or other instruments of payment to which said party is entitled hereunder, together with a reasonable accounting therefor.

            c.     In addition, after the Closing Date, Sellers and Buyer will each grant to the other, and their agents, access during normal business hours to any books and records then in their possession, to the extent that information contained in such books and records relates to the other party’s operation of the Business or its ownership of the assets and obligations acquired or retained by such party and such information is reasonably necessary and appropriate for tax, accounting, regulatory, environmental or other related purposes.

            d.     To the extent that the assignment of any Contract, Equipment Lease or Governmental Permit to be assigned to Buyer as provided herein shall require the consent of the other parties thereto or of any third parties, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or of other obligations or commitments of Sellers.  As to any such consent that is not obtained prior to the Closing Date, Sellers agree to use commercially reasonable efforts to

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obtain such consent or approval during the ninety (90)-day period following the Closing Date (the “Consent Period”); provided that nothing contained herein shall obligate Sellers to pay any monies or commence any litigation to obtain any such consent.  During the Consent Period, Sellers shall cooperate with Buyer in any reasonable arrangement (such as subcontracting, sublicensing or subleasing) designed to provide for Buyer all of the benefits of Sellers under such Contract, Equipment Lease or Governmental Permit as the case may be.  Following the expiration of the Consent Period, Sellers shall have no further obligation or liability arising from any failure to obtain any required consents.

            e.     It is stipulated, understood and agreed that this transfer of assets and the noncompetition agreement executed in connection herewith are integral parts of the same transaction and Buyer would not enter into this transaction but for the noncompetition agreement.

2.         CERTAIN MATTERS RELATING TO LIABILITIES

            2.1.      Assumed Obligations.  Buyer hereby agrees that after the Closing Date it shall pay, perform, discharge and/or assume only the following known liabilities associated with the Business carried out at the Premises:

a. the notes receivable which are part of the Purchased Assets;

b. all liabilities and obligations of Sellers that accrue, become owing or arise after (but not on or prior to) the Closing Date under the Contracts;

c. all prorated amounts attributable to the Purchased Assets described as the obligation of Buyer pursuant to Section 3.2 hereof; and

d. all liabilities arising out of events or occurrences on or after the Closing Date and related to the Purchased Assets.

For convenience of reference, the liabilities and obligations being assumed by Buyer as set forth in this Section 2.1 are hereinafter collectively referred to as the “Assumed Obligations.”  Buyer shall take any and all action that may be reasonably necessary to prevent any person, firm or Governmental Authority from having recourse against Sellers or any of Sellers' assets with respect to any Assumed Obligations.

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            2.2.      Liabilities Not Being Assumed.  Except for the Assumed Obligations, Buyer shall not assume or be responsible for any liabilities or obligations of Sellers or the Business including, without limitation, liabilities or obligations related to employment matters of Sellers.  Buyer may, but is not obligated to, offer new employment to certain employees of Sellers under terms and conditions as offered by Buyer in its sole and absolute judgment.

For convenience of reference, the liabilities and obligations of Sellers not being assumed by Buyer as aforesaid are hereinafter collectively referred to as the “Excluded Obligations.”  Sellers shall take any and all action that may be necessary to prevent any person, firm or governmental authority from having recourse against any of the Purchased Assets or against Buyer as transferee thereof with respect to any Excluded Obligations.

3.         MATTERS RELATED TO THE REAL PROPERTY OF THE BUSINESS

            3.1       Lease of Premises.  Buyer hereby agrees to lease from Advantage the real property constituting the Business located on I-45 South and Airport, Houston, Texas, including all structures thereon for the sum of Six Thousand Five Hundred Dollars ($6,500) per month for a period of twenty-four (24) months.  A copy of said lease is attached hereto as Exhibit "B."

            3.2       Lease of Car Lot.  Sellers and Buyer hereby acknowledge that the lot located at 5034 Bingle, Houston, Texas 77092 is not owned by Sellers and is not part of the Purchased Assets.  Buyer will contract directly with the third party landlord to obtain a lease for the Bingle property.

4.         PURCHASE PRICE OF PURCHASED ASSETS

            4.1       Purchase Price.  The aggregate purchase price (the “Purchase Price”) to be paid by Buyer to Sellers for the Purchased Assets shall be payable as follows:

                        a.         At Closing, Buyer shall pay to Sellers or Sellers' designee the sum of Two Million Two Hundred Thousand Dollars ($2,200,000) in cash;

                        b.         Five Hundred Thousand (500,000) shares of Buyer's restricted common stock;

                        c.         Three Hundred Fifty Thousand (350,000) shares of Buyer's convertible preferred stock in the form of Exhibit "C" attached hereto; and

                        d.         Buyer will execute a letter agreement with Advantage, post closing, whereby Buyer will pay to Advantage (i) a $200 premium for each vehicle Buyer purchases from Advantage at auction and (ii) a $500 premium over vehicle cost for each vehicle Buyer purchases from Advantage's existing car lot inventory.  The letter agreement will also provide for certain performance incentives whereby Advantage will be eligible for certain options on Company's

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common stock.  Said letter agreement is attached hereto as Exhibit "D."

            4.2       Adjustments to Purchase Price.  It is understood by the parties that the above-described purchase price is based upon an estimated final principal note portfolio balance (for all notes receivable of the Business) as of March 10, 2004 (the "Final Balance") of Four Million Dollars ($4,000,000).  In the event the Final Balance is less than or greater than $4,000,000, the Purchase Price will be adjusted accordingly whereby the Purchase Price shall be equal to eighty percent (80%) of the Final Balance.  The Purchase Price shall be paid 55% in cash and the remainder in shares of common stock of the Buyer as calculated at a share price of Two Dollars ($2.00) per share.

            4.3       Unwinding Transaction.  It is understood and agreed by Sellers and Buyer that in the event Buyer's public market per share price is not equal to or greater than $2.00 per share, one (1) year from the Closing Date, then Sellers shall have the right to demand, in writing, from Buyer the cash difference between the then current market price of Buyer's common shares on said date and $2.00 times the number of shares issued herein (e.g., if the common share stock price one year from the Closing Date is $1.50, then Sellers may demand the sum of $250,000 from Buyer (500,000 x .50 = $250,000)).  Sellers shall have thirty (30) days from the one year anniversary date of the Closing herein to make such a demand, after which Sellers' ability to make such a demand shall cease.  If Sellers shall timely make this above demand, then Buyer shall comply within ten (10 days of the receipt of Sellers' demand.  In the event Buyer does not, for any reason, pay to Sellers the aforementioned sum, if any is due, then Sellers may rescind, in writing, this agreement by paying to Buyer a sum, in cash, equal to the value at cost of the then existing principal note portfolio of the Business.  Sellers shall have sixty (60) days from the one year anniversary date of the Closing herein to make any written demand for rescission as described above, after which Sellers' ability to make any such rescission demand shall cease.  If Sellers should make a timely demand for rescission, then Buyer and Sellers must perform within ten (10) days from Buyer's receipt of the rescission demand.   In the event that the company stock does not begin publicly trading with in 130 days of closing the Sellers may rescind this agreement and unwind the transaction under the aforementioned terms.

            4.4.      Tax Prorata Adjustments.  Sellers and Buyer shall each bear a prorata share of all taxes payable with respect to the Purchased Assets for the taxable year which includes the Closing Date, such prorata shares to be based upon a fraction the numerator of which is the number of days from the beginning of the tax year for which such taxes were assessed to the Closing Date and the denominator of which is 365.  Any such amounts due will be remitted to Buyer or Sellers, as the case may be, within fifteen (15) days after receipt of the assessment.  Sellers are solely responsible for any and all inventory sales tax and vehicle sales tax due and accruing to the State of Texas to the date of closing.  Buyer assumes no liability for such tax.  After the Closing Date should Buyer create an inventory sales tax or sales tax liability for Sellers in conjunction with Buyer managing the wind down of Sellers' business, Buyer will bear all responsibility for such tax liability and will indemnify Sellers for same in accordance with Section 11.2 of this Agreement.

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5.         CLOSING

            The closing for the consummation of the transactions contemplated by this Agreement (the “Closing”), shall take place, unless another date or place is agreed to in writing between the parties, on March 10, 2004, at the offices of Advantage Autoplex, Inc., Houston Texas or such other date and location as the parties may mutually determine (the “Closing Date”), subject to the right of either party to terminate this Agreement pursuant to Section 12.1 below.

6.         REPRESENTATIONS AND WARRANTIES OF SELLERS

            Sellers severally represent and warrant to Buyer that the following are true and correct on and as of the date of this Agreement and will be true and correct through and including the Closing Date as if made on and as of that date, regardless of what investigations, if any, Buyer shall have made prior hereto.

            6.1.      Organization and Good Standing.  Sellers are Texas corporations duly organized  and validly existing under the laws of the jurisdiction of their incorporation, and are duly qualified and in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated by it, or the business conducted by it, requires such qualification. Sellers have all requisite power and authority to own, lease and operate their properties and to carry on their Business as now being conducted and to enter into this Agreement and the Transfer Instruments, to perform their obligations hereunder and thereunder, and to consummate the transactions contemplated with respect to them hereby and thereby.

            6.2.      Authority.  The execution, delivery and performance of this Agreement by Sellers, and the Transfer Instruments by Sellers, and the consummation by Sellers of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action.  This Agreement has been and the Transfer Instruments will be on the Closing Date (i) duly and validly executed and delivered by Sellers, and (ii) the valid and binding obligations of Sellers, in each case enforceable in accordance with their respective terms, subject only to applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity.

            6.3.      No Violations.  The execution, delivery and performance of this Agreement or the Transfer Instruments by Sellers, the consummation by Sellers of the transactions contemplated by such agreements or compliance by Sellers with any of the provisions hereof or thereof does not and will not (i) conflict with or result in any breach or violation of any provision of the Sellers' Certificates of Incorporation or Bylaws, or (ii) require the consent, approval, waiver or other action by any person under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, trust (constructive or otherwise), agreement, lease (of real or personal property)

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or other instrument or obligation to which Sellers are a party or by which Sellers may be bound, except consents or approvals listed on Schedule 6.3 attached hereto, (iii) result in the creation or imposition of any claim, lien, pledge, security interest, obligation, restriction or other Encumbrance on any of the Purchased Assets; or (iv) contravene, conflict with or result (with or without notice or lapse of time) in a violation of any federal, state, local, municipal, foreign or other law, statute, ordinance, rule, regulation, directive or other legal requirement or any order, judgment, injunction, ruling, decision, writ or sentence rendered by any court, agency or other Governmental Authority to which Sellers, or any of the assets owned or used by Sellers, may be subject.

            6.4.      Title to Assets.  Sellers have good and marketable title to all of the Purchased Assets, in each case free and clear of all Encumbrances (as hereinafter defined), and Sellers have the right to transfer, convey and assign to Buyer the Purchased Assets.  This Agreement and the Transfer Instruments are sufficient to transfer, convey and assign to Buyer all right, title and interest of Sellers in and to the Purchased Assets free and clear of all Encumbrances and to vest in Buyer good and valid title thereto.  The term “Encumbrances” shall mean and include security interests, mortgages, claims, liens (including judgment liens), pledges, charges, options, rights of first refusal and all other encumbrances, whether or not relating to the extension of credit or borrowing of money. Sellers will provide title to all purchased loans within 90 days of closing.

7.         REPRESENTATIONS AND WARRANTIES OF BUYER

            Buyer hereby represents and warrants to Sellers that the following are true and correct on and as of the date of this Agreement and will be true and correct through and including the Closing Date as if made on and as of that date, regardless of what investigations, if any, Sellers shall have made prior hereto:

            7.1.      Organization and Good Standing.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all requisite power and authority to enter into this Agreement and the Transfer Instruments, to perform its obligations hereunder and thereunder, to consummate the transactions contemplated with respect to it hereby and thereby, and to own, lease and operate the Business and the Purchased Assets.

            7.2.      Authority of Buyer.  The execution, delivery and performance of this Agreement, the Transfer Instruments, and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Buyer.  This Agreement has been and the Transfer Instruments to which Buyer is a party will be (i) duly and validly executed and delivered by Buyer, and (ii) the valid and binding obligations of Buyer, in each case enforceable in accordance with their respective terms, subject only to applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity.

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            7.3.      No Violations.  The execution, delivery and performance of this Agreement, the Transfer Instruments, the consummation by Buyer of the transactions contemplated by such agreements or compliance by Buyer with any of the provisions hereof or thereof does not and will not (i) conflict with or result in any breach or violation of any provision of the Buyer’s Certificate of Incorporation or Bylaws or (ii) require the consent, approval, waiver or other action by any person under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, trust (constructive or otherwise), agreement, lease (of real or personal property) or other instrument or obligation to which Buyer is a party or by which Buyer may be bound.

            7.4.      Governmental Consents and Approvals.   The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby by Buyer require no consent, approval, order or authorization of, action by or in respect of, or registration or filing with, any Governmental Body.

8.         CONDITIONS TO OBLIGATIONS OF BUYER

            The obligation of Buyer to enter into this Agreement and to purchase the Purchased Assets hereunder is subject to the satisfaction of each of the following conditions.

            8.1.      Simultaneous Closing.  The Closing shall be simultaneous with the assignment of lease of the real property at which the Business is presently conducted,.

            8.2.      Representations, Warranties and Agreements.  All representations and warranties of Sellers contained in this Agreement shall be true, complete and correct in all material respects on the Closing Date as if made on and as of the Closing Date.  Sellers shall have complied in all material respects with all the terms and provisions to be observed or performed by it on or prior to the Closing Date.

            8.3.      Authorization.  All corporate action necessary to authorize the execution, delivery and performance of this Agreement and the documents contemplated hereby by Sellers shall have been duly and validly taken.

            8.4.      Transfer Instruments.  Buyer shall have received a duly executed Bill(s) of Sale and Assignment(s) from Sellers, in the forms of Exhibit "A" attached hereto and the real property Lease in the form of Exhibit "B" attached hereto.

            8.5.      Consents.  Sellers shall have obtained all consents set forth in Schedule 6.3.

            8.6.      No Litigation.  No suit, action, arbitration or legal administrative or other proceeding or governmental investigation shall be pending or threatened against the Buyer in relation to or affecting consummation of the transactions contemplated herein.

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9.         CONDITIONS TO OBLIGATIONS OF SELLERS

            The obligations of Sellers to perform this Agreement at the Closing are subject to the satisfaction of the following conditions, unless waived in writing by Sellers:

            9.1.      Representations, Warranties and Agreements.  All representations and warranties of Buyer contained in this Agreement shall be true, complete and correct in all material respects on the Closing Date as if made on and as of the Closing Date, and Buyer shall have complied in all material respects with all the terms and provisions contained herein on its part to be observed or performed on or prior to the Closing Date.

            9.2.      Authorization.  All corporate action necessary to authorize the execution, delivery and performance of this Agreement and the documents contemplated hereby by Buyer shall have been duly and validly taken.

            9.3.      Purchase Price.  Buyer shall have delivered to Sellers the cash, common stock, the preferred stock (substantially in the form of Exhibit "C") of Buyer in such amounts as contemplated by Section 4 hereof and executed agreements with Advantage and Lawrence E. Gunnels in the form of Exhibit "D."

10.       ADDITIONAL AGREEMENTS OF THE PARTIES

            10.1.    Efforts to Consummate.  Subject to the terms and conditions herein provided, each of the parties hereto shall use its reasonable efforts to take or cause to be taken all action and to do or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective, as soon as reasonably practicable, the transactions contemplated hereby, including, but not limited to, the obtaining of all consents, authorizations, orders and approvals of any third party, whether private or governmental, required in connection with such party’s performance of such transactions, and each of the parties hereto shall cooperate with the other in all of the foregoing.

            10.2.    Due Diligence.  Sellers shall afford Buyer’s employees, accountants, legal counsel and other authorized representatives all reasonable opportunity and access to inspect, investigate and review the Purchased Assets (and all documents associated therewith), employee information, financial information and records located at the Premises associated with the Business.  Buyer shall have reasonable access to the Business employees and shall be permitted to discuss their potential employment or engagement by Buyer.  In addition, Buyer shall be permitted access to Sellers' premises, during regular business hours to examine the books and records of the Business and any Contracts or other documentation of the Business which are reasonably related to the Purchased Assets or the Assumed Obligations.

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            10.3.    Conduct of Business.  After the date hereof and prior to the Closing, Sellers shall conduct the Business operations according to its normal course of business, consistent with past practice and will preserve intact its business organizations, keep available the services of its officers and employees, maintain satisfactory relationships with licensors, suppliers, dealers and all others having business relationships with it and continue to service and maintain all of the Purchased Assets in the ordinary course of business consistent with past practice.  Prior to the Closing, Buyer shall cause all invoices for services or products to be billed in the ordinary course of business consistent with past practices.

11.       INDEMNIFICATION

            11.1.    Indemnification by Sellers.

            a.     Subject to the terms of Section 10.3, Sellers shall indemnify and save Buyer and its officers, directors, employees, advisors, stockholders, subsidiaries, successors and assigns (the “Buyer Indemnified Persons”), harmless from and against the following (the damages, losses, obligations, liabilities, claims, actions or causes of action set forth in paragraphs (i) through (iv) of this Section 11.1(a) being hereinafter referred to collectively as the “Buyer Losses”):

            i.     all damages, losses, obligations, liabilities, claims, actions and causes of action sustained or suffered by any of the Buyer Indemnified Persons arising from any material breach, untruth or inaccuracy of any representation or warranty of Sellers contained in or made pursuant to this Agreement (including the Exhibits and Schedules attached hereto), the Transfer Instruments, or in any certificate, instrument or agreement delivered by Sellers pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby, or any fact or circumstance constituting such breach, untruth or inaccuracy;

            ii.     all damages, losses, obligations, liabilities, claims, actions and causes of action sustained or suffered by any of the Buyer Indemnified Persons arising out of or related to Sellers' failure to pay, perform or discharge the Excluded Obligations;

            iii.    all damages, losses, obligations, liabilities, claims, action or causes of action sustained or suffered by the Buyer Indemnified Persons arising from any default or breach of any covenant or agreement of Sellers contained in or made pursuant to this Agreement (including the Exhibits and Schedules attached hereto), the Transfer Instruments or any certificate or instrument delivered by Sellers pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby, or any facts or circumstances constituting any such default or breach; and

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            iv.     all reasonable costs and expenses (including, without limitation, reasonable attorneys' fees, accountants’ fees and other professional fees and expenses) incurred by the Buyer Indemnified Persons, or any of them, in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified against under Section 11.1(a) hereof.

            11.2.    Indemnification by Buyer.

            a.     Subject to the terms of Section 11.3, Buyer shall indemnify and save Sellers and their officers, directors, partners, subsidiaries, successors and assigns (collectively, the “Sellers Indemnified Persons”), and each of them, harmless from, against, for and in respect of the following (the damages, losses, obligations, liabilities, claims, actions or causes of action set forth in paragraphs (i) through (iv) of this Section 11.2 being hereinafter referred to as the “Seller Losses”):

            i.     all damages, losses, obligations, liabilities, claims, actions or causes of action sustained or suffered by the Sellers Indemnified Persons and arising from any material breach, untruth or inaccuracy of any representation or warranty of Buyer contained in or made pursuant to this Agreement (including the Exhibits and Schedules attached hereto), the Transfer Instruments, or in any certificate or instrument delivered by Buyer pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby, or any facts or circumstances constituting any such breach, untruth or inaccuracy;

            ii.     all damages, losses, obligations, liabilities, claims, actions and causes of action sustained or suffered by any of the Sellers Indemnified Persons arising out of or related to Buyer’s failure to pay, perform or discharge the Assumed Obligations, and any outstanding or unpaid tax liability of Sellers as described in Section 4.4 hereof;

            iii.    all damages, losses, obligations, liabilities, claims, action or causes of action sustained or suffered by the Sellers Indemnified Persons arising from any default or breach of any covenant or agreement by Buyer contained in or made pursuant to this Agreement (including the Exhibits and Schedules attached hereto), the Transfer Instruments or any certificate or instrument delivered by Buyer pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby, or any facts or circumstances constituting any such default or breach; and

            iv.     all reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees, accountants’ fees and other professional fees and expenses) incurred by the Sellers Indemnified Persons in connection with any action,

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suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified against under Section 11.2 hereof.

            11.3.    Time and Manner of Claim.  Buyer or Sellers shall be liable for damages arising from its material misrepresentations or breaches of its representations and warranties only to the extent that notice of a claim therefor is asserted by the other in writing and delivered prior to the expiration of fifteen (15) months from the date of this Agreement.  Any notice of a claim by reason of any of the representations and warranties contained in this Agreement shall state specifically the representation or warranty with respect to which the claim is made, the facts giving rise to an alleged basis for the claim, and the amount of liability asserted against the other party by reason of the claim.  Any claim made by Buyer or Sellers against the other for a default or breach of any covenant or agreement contained in this Agreement must be made by written notice which shall state specifically the covenant or agreement with respect to which the claim is made, the facts giving rise to an alleged basis for such claim and the amount of liability asserted against the other party by reason of such claim.

            11.4.    Defense of Claims by Third Parties.  If there is asserted any claim, liability or obligation that in the judgment of a party or person indemnified above (the “Indemnified Party”) may give rise to any Indemnified Losses, or if the Indemnified Party determines the existence of the foregoing, whether or not the same shall have been asserted, such Indemnified Party shall give the party from whom indemnity is sought (the “Indemnitor”) notice within thirty (30) business days of the assertion of any claim, liability or obligation, or within ten (10) business days of receipt of notice of the filing of any lawsuit based upon such assertion, or, with respect to a claim not yet asserted against the Indemnified party, promptly upon the determination by an executive officer of the Indemnified Party of the existence of the same, and shall give the Indemnitor a reasonable opportunity of assuming the defense of such claim, liability or obligation, using counsel reasonably acceptable to the Indemnified party; provided, however, that the Indemnified Party shall have the right to participate in such defense, except that if the Indemnified Party retains separate counsel, other than in the event of a conflict of interest requiring the retention of separate counsel, the Indemnified Party shall assume the expense of the separate counsel.  Failure by the Indemnified Party to give timely notice pursuant to this Section 11.4 shall not relieve the Indemnitor of its obligations, except to the extent that the Indemnitor is actually prejudiced by such failure to give timely notice.  No settlement or adjustment shall be made without the Indemnified Party’s prior written consent, which consent shall not be unreasonably withheld.  If the Indemnitor fails to contest in good faith any such claim, liability or obligation, the Indemnified party shall have the right to defend, settle or pay the same and pursue its remedies against the Indemnitor hereunder without the participation or consent of the Indemnitor.  The Indemnified Party shall cooperate with the Indemnitor in any such defense which the Indemnitor elects to assume in the event the Indemnitor makes such request to the Indemnified Party and such request is reasonable, provided the Indemnitor shall hold the Indemnified Party harmless from all of its out-of-pocket expenses, including attorneys’ fees, incurred in connection with the Indemnified Party’s cooperation.  In the event of a disagreement among the parties as to whether any claim, liability or obligation may give

ASSET PURCHASE AGREEMENT – PAGE 13

rise to an Indemnified Loss, then the Indemnified Party shall have the right to defend, settle or pay the same, or to pursue its remedies against Indemnitor hereunder.

            11.5.    Interest.  The Indemnified Party receiving payment of such Indemnified Loss shall also be entitled to receive interest on such Indemnified Loss, accruing from the Closing Date to the date of payment of the Indemnified Loss, at a rate of 8% per annum.

12.       TERMINATION; SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
            AMENDMENT, MODIFICATION AND WAIVER

            12.1.    Termination.  This Agreement may be terminated:

a. at any time prior to the Closing, by the mutual consent of Buyer and Sellers;

b. on the Closing Date by Buyer, if any of the conditions set forth in Section 8 hereof shall not have been met by the Closing Date; or

c. on the Closing Date by Sellers, if any of the conditions set forth in Section 9 hereof shall not have been met by the Closing Date.

            d.     on the Closing Date by Buyer if Buyer objects to any amendment or modification that is materially adverse to Buyer made to the Schedules or Exhibits by Sellers after the execution of this Agreement but prior to the Closing Date.

            e.     if the Closing shall not have occurred on or before March 31, 2004, by reason of the failure of any condition precedent under Sections 8 or 9 unless such failure results primarily from the breach of any representation, warranty or covenant contained in this Agreement by the party asserting the right to terminate the Agreement pursuant to this Section 12.1(e).

Any termination pursuant to this Section 12.1 (other than a termination pursuant to Section 12.1(a), hereof) shall be effected by written notice from the terminating party to the other  party hereto.

            12.2.    Survival of Representations and Warranties.  The representations and warranties contained in this Agreement shall survive the Closing for fifteen (15) months, as described in Section 11.3 hereof.

            12.3.    Amendment, Modification and Waiver.  This Agreement shall not be altered or otherwise amended except pursuant to an instrument in writing signed by each party to be charged therewith, except that any party to this Agreement may waive any obligation owed to it by another party under this Agreement.  The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

ASSET PURCHASE AGREEMENT – PAGE 14

            12.4.    Schedules and Exhibits.  Subject to Buyer’s rights to terminate this Agreement without liability to Buyer or Sellers pursuant to Section 12.1(d) upon any amendment or modification that is materially adverse to Buyer, Sellers shall have the right to amend or modify any Schedule prior to the Closing Date.

13.       MISCELLANEOUS

            13.1.    Expenses.  All fees, costs and expenses incurred by Sellers and Buyer, respectively, in connection with, relating to or arising out of the execution, delivery and performance of this Agreement, the Transfer Instruments and the consummation of the transactions contemplated hereby and thereby, including, without limitation, attorneys’ fees, accountants’ fees, appraisal and other professional fees and expenses, shall be borne by the party incurring the same.

            13.2.    Binding Effect; Benefits; Parties in Interest.  This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the respective successors and assigns of the parties hereto.  This agreement may be assigned by Buyer to any entity which is a wholly owned subsidiary of Buyer.  Upon such assignment, the assignee will acquire all rights, remedies and obligations of Buyer hereunder; provided, Buyer shall remain liable for all of its obligations under this Agreement.

            13.3.    Announcements.  Buyer and Sellers shall make a joint public announcement of the transactions contemplated hereby as soon after the execution of this Agreement as the parties agree, which announcement shall be approved by both parties as to content and presentation.

            13.4.    Entire Agreement.  This Agreement (including the Exhibits and Schedules attached hereto), and the other writings referred to herein or delivered pursuant hereto contain the entire understanding of the parties with respect to its subject matter and this Agreement supersedes all prior agreements and understandings between the parties with respect to its subject matter.

            13.5.    Headings.  The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

            13.6.    Notices.  All notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or mailed (by first class registered or certified mail, postage prepaid, return receipt requested), or via Federal Express or a related nationally recognized service as follows:

ASSET PURCHASE AGREEMENT – PAGE 15

                        If to Sellers:

                                    Advantage AutoPlex, Inc.
                                    and
                                    TAB Enterprises, Inc.
                                    7115 Airport Blvd.
                                    Houston, Texas  77061
                                    Attention:  Lawrence E. Gunnels

                        If to Buyer:

                                    Advanced Cellular Technology, Inc.
                                    d/b/a
                                    Auto Underwriters of America, Inc.
                                    2755 Campus Drive, Suite 155
                                    San Mateo, California  94403

                                    Attention:  William Kellagher

or to such other address as the party to whom notice is to be given may have furnished to the other parties in writing in accordance herewith.  Any such communication shall be deemed to have been given, in the case of personal delivery, on the date of delivery, and in the case of mailing, on the third business day following the day on which the piece of mail containing such communication was posted.

            13.7.    Counterparts.  This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.  This Agreement may also be executed by facsimile signature.

            13.8.    Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW.

            13.9.    Jurisdiction.  The parties irrevocably submit to the nonexclusive in personam jurisdiction of any Texas State or federal court sitting in Harris County, Texas over any suit, action or proceeding arising out of or relating to this Agreement.  To the fullest extent it may effectively do so under applicable law, each party irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the in personam jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

ASSET PURCHASE AGREEMENT – PAGE 16

            13.10.  Arbitration.  Any and all disputes arising under or relating to this Agreement between the Sellers and the Buyer which may be the subject of a civil action shall be submitted solely to the American Arbitration Association (the “Arbitrator”) located in Houston, Texas, under its rules then in force for resolution of commercial disputes, including any rules for expedited or "fast track" arbitration.  Both parties agree that they shall be bound by the Arbitrator’s decision.  The Sellers and the Buyer hereby voluntarily and knowingly waive any right that they may have to trial by jury in any action, proceeding or counterclaim arising under or relating to this Agreement.  Both parties agree that they will bear their own costs and expenses of arbitration unless the Arbitrator, as part of any award, awards costs or expenses to one party or the other.

            13.11.  Gender.  Any reference to the masculine gender shall be deemed to include the feminine and neuter genders unless the context otherwise requires.

            13.12.  Attorneys’ Fees and Costs.  In the event a civil action is brought by a party to enforce the provisions of this Agreement, the party prevailing in such litigation shall be entitled to recover from the other party the prevailing party’s reasonable attorneys’ fees and costs incurred in connection with such civil action.

            IN WITNESS WHEREOF, the parties hereto have signed and delivered this Agreement on the date first above written.

                                                                        SELLERS:
                                                                        ADVANTAGE AUTOPLEX, INC.

                                                                        By: /s/ Lawrence E. Gunnels
                                                                                    Lawrence E. Gunnels, President

                                                                        TAB ENTERPRISES, INC.

                                                                        By: /s/ Lawrence E. Gunnels
                                                                                    Lawrence E. Gunnels, President

                                                                        BUYER:
                                                                        ADVANCED CELLULAR TECHNOLOGY, INC.
                                                                        d/b/a
                                                                        AUTO UNDERWRITERS OF AMERICA, INC.

                                                                        By: /s/ William Kellagher
                                                                         William Kellagher, Vice President

ASSET PURCHASE AGREEMENT – PAGE 17

LIST OF EXHIBITS

Exhibit A –       Forms of Bills of Sale and Assignment

Exhibit B –       Form of Lease

Exhibit C -        Form of Convertible Preferred Stock of Buyer

Exhibit D -        Agreements Between Buyer and Lawrence E. Gunnels and
                        Buyer and Gunnels Interests, Inc.

ASSET PURCHASE AGREEMENT – PAGE 18